SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No. 2

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                           ELITE PHARMACEUTICALS, INC.
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    28659T200
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 2 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Partners
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)    SHARED VOTING POWER
                         309 Series C 8% Preferred Stock convertible into
                         133,190 Common Shares, Warrants exercisable
                         into 39,956 Common Shares and 81,300 Common Shares
OWNED BY          ____________________________________________________________

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                         309 Series C 8% Preferred Stock convertible into
                         133,190 Common Shares, Warrants exercisable
                         into 39,956 Common Shares and 81,300 Common Shares
------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         309 Series C 8% Preferred Stock convertible into 133,190
         Common Shares, Warrants exercisable into 39,956 Common
         Shares and 81,300 Common Shares
------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                                   0.8%
------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 3 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)    SHARED VOTING POWER
                         560 Series C 8% Preferred Stock convertible into
                         241,379 Common Shares, Warrants exercisable
                         into 72,412 Common Shares and 147,462 Common Shares
OWNED BY          ____________________________________________________________

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                         560 Series C 8% Preferred Stock convertible into
                         241,379 Common Shares, Warrants exercisable
                         into 72,412 Common Shares and 147,462 Common Shares
------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         560 Series C 8% Preferred Stock convertible into 241,379
         Common Shares, Warrants exercisable into 72,412 Common
         Shares and 147,462 Common Shares
------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                                   1.4%
------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 4 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)    SHARED VOTING POWER
                         40 Series C 8% Preferred Stock convertible into
                         17,241 Common Shares, Warrants exercisable into
                         5,172 Common Shares and 10,548 Common Shares
OWNED BY          ____________________________________________________________

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                         40 Series C 8% Preferred Stock convertible into
                         17,241 Common Shares, Warrants exercisable
                         into 5,172 Common Shares and 10,548 Common Shares
------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         40 Series C 8% Preferred Stock convertible into 17,241 Common
         Shares, Warrants exercisable into 5,172 Common Shares
         and 10,548 Common Shares
------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                                   0.1%
------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 5 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)    SHARED VOTING POWER
                         1,007 Series C 8% Preferred Stock convertible into
                         434,052 Common Shares, Warrants exercisable
                         into 130,213 Common Shares and 265,154 Common Shares
OWNED BY          ____________________________________________________________

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                         1,007 Series C 8% Preferred Stock convertible into
                         434,052 Common Shares, Warrants exercisable
                         into 130,213 Common Shares and 265,154 Common Shares
------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         1,007 Series C 8% Preferred Stock convertible into 434,052 Common Shares, Warrants exercisable into 130,213 Common Shares and
         265,154 Common Shares
------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                                   2.5%
------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON
                                   CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 6 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Serena Limited
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)    SHARED VOTING POWER
                                   0

OWNED BY          ____________________________________________________________

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   0

------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                                   0

------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                                   0.0%
------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON
                                   CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 7 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Healthcare Fund LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)    SHARED VOTING POWER
                         2,449 Series C 8% Preferred Stock convertible into
                         1,055,603 Common Shares, Warrants exercisable
                         into 316,680 Common Shares and 648,953 Common Shares
OWNED BY          ____________________________________________________________

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                         2,449 Series C 8% Preferred Stock convertible into
                         1,055,603 Common Shares, Warrants exercisable
                         into 316,680 Common Shares and 648,953 Common Shares
------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         2,449 Series C 8% Preferred Stock convertible into 1,055,603
         Common Shares, Warrants exercisable into 316,680
         Common Shares and 648,953 Common Shares
------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                                   6.0%
------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON
                                   PN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 8 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner
         Healthcare International Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)    SHARED VOTING POWER
                         3,602 Series C 8% Preferred Stock convertible into
                         1,552,586 Common Shares, Warrants exercisable
                         into 465,775 Common Shares and 954,832 Common Shares
OWNED BY          ____________________________________________________________

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                         3,602 Series C 8% Preferred Stock convertible into
                         1,552,586 Common Shares, Warrants exercisable
                         into 465,775 Common Shares and 954,832 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  3,602 Series C 8% Preferred Stock convertible into 1,552,586
                  Common Shares, Warrants exercisable into 465,775
                  Common Shares and 954,832 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                    8.8%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                    CO

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 9 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         MHD Management Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)    SHARED VOTING POWER
                         309 Series C 8% Preferred Stock convertible into
                         133,190 Common Shares, Warrants exercisable
                         into 39,956 Common Shares and 81,300 Common Shares
OWNED BY          ____________________________________________________________

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________
PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                         309 Series C 8% Preferred Stock convertible into
                         133,190 Common Shares, Warrants exercisable
                         into 39,956 Common Shares and 81,300 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  309 Series C 8% Preferred Stock convertible into 133,190
                  Common Shares, Warrants exercisable into 39,956 Common
                  Shares and 81,300 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                   0.8%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                   PN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 10 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           560 Series C 8% Preferred Stock convertible into
                           241,379 Common Shares, Warrants exercisable
                           into 72,412 Common Shares and 147,462 Common Shares
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           560 Series C 8% Preferred Stock convertible into
                           241,379 Common Shares, Warrants exercisable
                           into 72,412 Common Shares and 147,462 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  560 Series C 8% Preferred Stock convertible into 241,379
                  Common Shares, Warrants exercisable into 72,412 Common
                  Shares and 147,462 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                        1.4%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                        IA

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 11 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           1,007  Series C 8% Preferred Stock convertible into
                           434,052 Common Shares, Warrants exercisable
                           into 130,213 Common Shares and 265,154 Common Shares
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           1,007  Series C 8% Preferred Stock convertible into
                           434,052 Common Shares, Warrants exercisable
                           into 130,213 Common Shares and 265,154 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  1,007 Series C 8% Preferred Stock convertible into 434,052
                  Common Shares, Warrants exercisable into 130,213
                  Common Shares and 265,154 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                     2.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 12 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Group LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           2,449 Series C 8% Preferred Stock convertible into
                           1,055,603 Common Shares, Warrants exercisable
                           into 316,680 Common Shares and 648,953 Common Shares
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           2,449 Series C 8% Preferred Stock convertible into
                           1,055,603 Common Shares, Warrants exercisable
                           into 316,680 Common Shares and 648,953 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  2,449 Series C 8% Preferred Stock convertible into 1,055,603
                  Common Shares, Warrants exercisable into 316,680
                  Common Shares and 648,953 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                       6.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                       OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 13 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Management Partners LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                    0
SHARES            _____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           3,602 Series C 8% Preferred Stock convertible into
                           1,552,586 Common Shares, Warrants exercisable
                           into 465,775 Common Shares and 954,832 Common Shares
OWNED BY          _____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           3,602 Series C 8% Preferred Stock convertible into
                           1,552,586 Common Shares, Warrants exercisable
                           into 465,775 Common Shares and 954,832 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  3,602 Series C 8% Preferred Stock convertible into 1,552,586
                  Common Shares, Warrants exercisable into 465,775
                  Common Shares and 954,832 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      8.8%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 14 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           3,602 Series C 8% Preferred Stock convertible into
                           1,552,586 Common Shares, Warrants exercisable
                           into 465,775 Common Shares and 954,832 Common Shares
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           3,602 Series C 8% Preferred Stock convertible into
                           1,552,586 Common Shares, Warrants exercisable
                           into 465,775 Common Shares and 954,832 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  3,602 Series C 8% Preferred Stock convertible into 1,552,586
                  Common Shares, Warrants exercisable into 465,775
                  Common Shares and 954,832 Common Shares
______________________________________________________________________________
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           8.8%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 15 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
OWNED BY          ____________________________________________________________
EACH              (7)      SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  7,967 Series C 8% Preferred Stock convertible into
                  3,434,052 Common Shares, Warrants exercisable into
                  1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                        9.9%(1)
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                        IN
------------------------------------------------------------------------------

---------------------
(1) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 16 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Marvin H. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
OWNED BY          ____________________________________________________________
EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  7,967 Series C 8% Preferred Stock convertible into
                  3,434,052 Common Shares, Warrants exercisable into
                  1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                              9.9%(2)
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                               IN

------------------------------------------------------------------------------

---------------------
(2) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 17 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Stephen M. Dowicz
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
OWNED BY          ____________________________________________________________
EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  7,967 Series C 8% Preferred Stock convertible into
                  3,434,052 Common Shares, Warrants exercisable into
                  1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            9.9%(3)
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

---------------------
(3) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 18 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Scott E. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
OWNED BY          ____________________________________________________________
EACH              (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  7,967 Series C 8% Preferred Stock convertible into
                  3,434,052 Common Shares, Warrants exercisable into
                  1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                          9.9%(4)
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                          IN
------------------------------------------------------------------------------

---------------------
(4) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 19 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Michael J. Leffell
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
OWNED BY          ____________________________________________________________
EACH              7)       SOLE DISPOSITIVE POWER
                                     0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  7,967 Series C 8% Preferred Stock convertible into
                  3,434,052 Common Shares, Warrants exercisable into
                  1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      9.9%(5)
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      IN
------------------------------------------------------------------------------

---------------------
(5) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 20 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Timothy I. Levart
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United Kingdom & United States
------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
OWNED BY          ____________________________________________________________
EACH              (7)      SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  7,967 Series C 8% Preferred Stock convertible into
                  3,434,052 Common Shares, Warrants exercisable into
                  1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                       9.9%(6)
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                       IN

------------------------------------------------------------------------------

---------------------
(6) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 21 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
OWNED BY          ____________________________________________________________
EACH              (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  7,967 Series C 8% Preferred Stock convertible into
                  3,434,052 Common Shares, Warrants exercisable into
                  1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                        9.9%(7)
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                        IN
------------------------------------------------------------------------------

---------------------
(7) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 22 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Eric P. Epstein
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
OWNED BY          ____________________________________________________________
EACH              (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  7,967 Series C 8% Preferred Stock convertible into
                  3,434,052 Common Shares, Warrants exercisable into
                  1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         9.9%(8)
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                         IN
------------------------------------------------------------------------------

---------------------
(8) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 23 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
OWNED BY          ____________________________________________________________
EACH              (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  7,967 Series C 8% Preferred Stock convertible into
                   3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                          9.9%(9)
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                          IN
------------------------------------------------------------------------------

---------------------
(9) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 24 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Avram Z. Friedman
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
OWNED BY          ____________________________________________________________
EACH              (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  7,967 Series C 8% Preferred Stock convertible into
                  3,434,052 Common Shares, Warrants exercisable into
                  1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                             9.9%(10)
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                             IN
------------------------------------------------------------------------------

---------------------
(10) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 25 OF 47

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Conor Bastable
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]

------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------
NUMBER OF         (5)      SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________
BENEFICIALLY      (6)      SHARED VOTING POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
OWNED BY          ____________________________________________________________
EACH              (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________
PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                           7,967 Series C 8% Preferred Stock convertible into
                           3,434,052 Common Shares, Warrants exercisable into
                           1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                  7,967 Series C 8% Preferred Stock convertible into
                  3,434,052 Common Shares, Warrants exercisable into
                  1,030,208 Common Shares and 2,108,249 Common Shares
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         9.9%(11)
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                         IN
------------------------------------------------------------------------------

---------------------
(11) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 26 OF 47

------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:

            Elite Pharmaceuticals, Inc. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            165 Ludlow Avenue
            Northvale, NJ 07647

ITEM 2(a).  NAME OF PERSON FILING:

     This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

              (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

              (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

              (iii)  M. H. Davidson & Co., a New York limited partnership
                     ("CO");

              (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

              (v)    Serena Limited, a Cayman Islands corporation ("Serena");

              (vi) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

              (vii) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

              (viii) MHD Management Co., a New York limited partnership
                     and the general partner of DKP ("MHD");

              (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

              (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

              (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

              (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 27 OF 47

             (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

             (xiv) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen
                     M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert
                     J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable are limited partners of DKMP.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).    CITIZENSHIP:

              (i)      DKP - a New York limited partnership

              (ii)     DKIP - a Delaware limited partnership

              (iii)    CO - a New York limited partnership

              (iv)     DKIL - a British Virgin Islands corporation

              (v)      Serena - a Cayman Islands corporation

              (vi)     DKHF - a Delaware limited partnership

              (vii)    DKHI - a Cayman Islands corporation

              (viii)   MHD - a New York limited partnership

              (ix)     DKAI - a New York corporation

              (x)      DKIA - a Delaware limited liability company

              (xi)     DKG - a Delaware limited liability company

              (xii)    DKMP - a Delaware limited partnership

              (xiii)   DKS - a Delaware limited liability company

              (xiv)    Thomas L. Kempner, Jr. - United States

              (xv)     Marvin H. Davidson - United States

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 28 OF 47

              (xvi)    Stephen M. Dowicz - United States

              (xvii)   Scott E. Davidson -United States

              (xviii)  Michael J. Leffell - United States

              (xix)    Timothy I. Levart - United Kingdom & United States

              (xx)     Robert J. Brivio, Jr. - United States

              (xxi)    Eric P. Epstein - United States

              (xxii)   Anthony A. Yoseloff - United States

              (xxiii)  Avram Z. Friedman - United States

              (xxiv)   Conor Bastable - United States

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, $0.01 PAR VALUE PER SHARE

ITEM 2(e).    CUSIP NUMBER:

         28659T200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a)[ ] Broker or dealer registered under Section 15
                     of the Act;

              (b)[ ] Bank as defined in Section 3(a)(6) of the
                     Act;

              (c)[ ] Insurance Company as defined in Section
                     3(a)(19) of the Act;

              (d)[ ] Investment Company registered under Section 8
                     of the Investment Company Act of 1940;

              (e)[ ] Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940:  see Rule 13d-1(b)(1)(ii)
                     E);

              (f)[ ] Employee Benefit Plan, Pension Fund which is
                     subject to the provisions of the Employee
                     Retirement Income Security Act of 1974 or
                     Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

              (g)[ ] Parent Holding Company, in accordance with
                     Rule 13d-1(b)(ii)(G);

              (h)[ ] Savings Associations as defined in Section
                     3(b) of the Federal Deposit Insurance Act;

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 29 OF 47

              (i)[ ] Church Plan that is excluded from the
                     definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

              (j)[ ] Group, in accordance with Rule
                     13d-1(b)(1)(ii)(J).

ITEM 4.        OWNERSHIP.

     Subject to the Ownership Limitation (as defined below), the Principals may be deemed to beneficially own an aggregate of 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares as a result of their voting and dispositive power over the 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares beneficially owned by DKP, DKIP, DKIL, CO, DKHF and DKHI.

     DKIA may be deemed to beneficially own the 1,007 Series C 8% Preferred Stock convertible into 434,052 Common Shares, Warrants exercisable into 130,213 Common Shares and 265,154 Common Shares beneficially owned by DKIL as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, Warrants exercisable into 72,412 Common Shares and 147,462 Common Shares owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, Warrants exercisable into 39,956 Common Shares and 81,300 Common Shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, Warrants exercisable into 316,680 Common Shares and 648,953 Common Shares beneficially owned by DKHF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, Warrants exercisable into Common Shares and 954,832 Common Shares beneficially owned by DKHI as a result of their voting and dispositive power over those shares.

     As set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock and each Common Stock Purchase Warrant held by the Reporting Persons, respectively, the number of Common Shares into which the Preferred Stock are convertible and the Warrants are exercisable is limited to that number of Common Shares which would result in the Reporting Persons having aggregate beneficial ownership of not more than 9.99% of the total issued and outstanding shares of Common Shares (the "Ownership Limitation").

         A. DKP

            (a) Amount beneficially owned: 309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, Warrants exercisable into 39,956 Common Shares and 81,300 Common Shares

            (b) Percent of class: 0.8%

            (c) Number of shares as to which such person has:

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 30 OF 47

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 309
                      Series C 8% Preferred Stock convertible into 133,190 Common Shares, Warrants exercisable into 39,956 Common Shares and 81,300 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, Warrants exercisable into 39,956 Common Shares and 81,300 Common Shares

         B. DKIP

            (a) Amount beneficially owned: 560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, Warrants exercisable into 72,412 Common Shares and 147,462 Common Shares

            (b) Percent of class: 1.4%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 560
                      Series C 8% Preferred Stock convertible into 241,379 Common Shares, Warrants exercisable into 72,412 Common Shares and 147,462 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, Warrants exercisable into 72,412 Common Shares and 147,462 Common Shares

         C. CO

            (a) Amount beneficially owned: 40 Series C 8% Preferred Stock convertible into 17,241 Common Shares, Warrants exercisable into 5,172 Common Shares and 10,548 Common Shares

            (b) Percent of class: 0.1%

            (c) Number of shares as to which such person has:

                (i)    sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 40 Series C 8% Preferred Stock convertible into 17,241 Common Shares, Warrants exercisable into 5,172 Common Shares and 10,548 Common Shares

                (iii)  sole power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 31 OF 47

                (iv)   shared power to dispose or to direct the disposition:
                       40 Series C 8% Preferred Stock convertible into 17,241 Common Shares, Warrants exercisable into
                       5,172 Common Shares and 10,548 Common Shares

         D. DKIL

            (a) Amount beneficially owned: 1,007 Series C 8% Preferred Stock convertible into 434,052 Common Shares, Warrants exercisable into 130,213 Common Shares and 265,154 Common Shares

            (b) Percent of class: 2.5%

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 1,007 Series C 8% Preferred Stock convertible into 434,052 Common Shares, Warrants exercisable into 130,213 Common Shares and 265,154 Common Shares

              (iii) sole power to dispose or to direct the disposition: 0

              (iv) shared power to dispose or to direct the disposition: 1,007 Series C 8% Preferred Stock convertible into 434,052 Common Shares, Warrants exercisable into 130,213 Common Shares and 265,154 Common Shares

         E. Serena

            (a) Amount beneficially owned: 0

            (b) Percent of class: 0.0%

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 0

              (iii) sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 0

         F. DKHF

            (a) Amount beneficially owned: 2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, Warrants exercisable into 316,680 Common Shares and 648,953 Common Shares

            (b) Percent of class: 6.0%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, Warrants exercisable into 316,680 Common Shares and 648,953 Common Shares

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 32 OF 47


                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, Warrants exercisable into 316,680 Common Shares and 648,953 Common Shares

         G. DKHI

            (a) Amount beneficially owned: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, Warrants exercisable into 465,775 Common Shares and 954,832 Common Shares

            (b) Percent of class: 8.8%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, Warrants exercisable into 465,775 Common Shares and 954,832 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, Warrants exercisable into 465,775 Common Shares and 954,832 Common Shares

         H. MHD

            (a) Amount beneficially owned: 309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, Warrants exercisable into 39,956 Common Shares and 81,300 Common Shares

            (b) Percent of class: 0.8%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, Warrants exercisable into 39,956 Common Shares and 81,300 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, Warrants exercisable into 39,956 Common Shares and 81,300 Common Shares

         I. DKAI

            (a) Amount beneficially owned: 560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, Warrants exercisable into 72,412 Common Shares and 147,462 Common Shares

            (b) Percent of class: 1.4%

            (c) Number of shares as to which such person has:

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 33 OF 47

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, Warrants exercisable into 72,412 Common Shares and 147,462 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, Warrants exercisable into 72,412 Common Shares and 147,462 Common Shares

         J. DKIA

            (a) Amount beneficially owned: 1,007 Series C 8% Preferred Stock convertible into 434,052 Common Shares, Warrants exercisable into 130,213 Common Shares and 265,154 Common Shares

            (b) Percent of class: 2.5%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 1,007 Series C 8% Preferred Stock convertible into 434,052 Common Shares, Warrants exercisable into 130,213 Common Shares and 265,154 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,007 Series C 8% Preferred Stock convertible into 434,052 Common Shares, Warrants exercisable into 130,213 Common Shares and 265,154 Common Shares

         K. DKG

            (a) Amount beneficially owned: 2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, Warrants exercisable into 316,680 Common Shares and 648,953 Common Shares

            (b) Percent of class: 6.0%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, Warrants exercisable into 316,680 Common Shares and 648,953 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 34 OF 47

                (iv)  shared power to dispose or to direct the disposition:
                      2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, Warrants exercisable into 316,680 Common Shares and 648,953 Common Shares

         L. DKMP

            (a) Amount beneficially owned: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, Warrants exercisable into 465,775 Common Shares and 954,832 Common Shares

            (b) Percent of class: 8.8%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, Warrants exercisable into 465,775 Common Shares and 954,832 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, Warrants exercisable into 465,775 Common Shares and 954,832 Common Shares

         M. DKS

            (a) Amount beneficially owned: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, Warrants exercisable into 465,775 Common Shares and 954,832 Common Shares

            (b) Percent of class: 8.8%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, Warrants exercisable into 465,775 Common Shares and 954,832 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, Warrants exercisable into 465,775 Common Shares and 954,832 Common Shares

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 35 OF 47

         N. Thomas L. Kempner, Jr.

            (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

            (b) Percent of class: 9.9%(12)

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

         O. Marvin H. Davidson

            (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

            (b) Percent of class: 9.9%(13)

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

---------------------
(12) Subject to the Ownership Limitation (as defined herein).
(13) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 36 OF 47

         P. Stephen M. Dowicz

            (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

            (b) Percent of class: 9.9%(14)

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

         Q. Scott E. Davidson

            (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

            (b) Percent of class: 9.9%(15)

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

---------------------
(14) Subject to the Ownership Limitation (as defined herein).
(15) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 37 OF 47

         R. Michael J. Leffell

            (a) Amount beneficially owned. 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

            (b) Percent of class: 9.9%(16)

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

         S. Timothy I. Levart

            (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

            (b) Percent of class: 9.9%(17)

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

---------------------
(16) Subject to the Ownership Limitation (as defined herein).
(17) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 38 OF 47

         T. Robert J. Brivio, Jr.

            (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

            (b) Percent of class: 9.9%(18)

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

         U. Eric P. Epstein

            (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

            (b) Percent of class: 9.9%(19)

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

---------------------
(18) Subject to the Ownership Limitation (as defined herein).
(19) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 39 OF 47

         V. Anthony A. Yoseloff

            (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

            (b) Percent of class: 9.9%(20)

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

         W. Avram Z. Friedman

            (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

            (b) Percent of class: 9.9%(21)

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

---------------------
(20) Subject to the Ownership Limitation (as defined herein).
(21) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 40 OF 47

         X. Conor Bastable

            (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

            (b) Percent of class: 9.9%(21)

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, Warrants exercisable into 1,030,208 Common Shares and 2,108,249 Common Shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 4.

---------------------
(22) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 41 OF 47

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     Each of the Reporting Persons hereby makes the following certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 42 OF 47


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 17, 2009                  DAVIDSON KEMPNER PARTNERS
                                           By: MHD Management Co.,
                                             its General Partner

                                           /s/ Thomas L. Kempner, Jr.
                                           --------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Managing Partner

                                           DAVIDSON KEMPNER INSTITUTIONAL
                                           PARTNERS, L.P.
                                           By: Davidson Kempner Advisers Inc.,
                                           its General Partner

                                           /s/ Thomas L. Kempner, Jr.
                                           --------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: President

                                           M.H. DAVIDSON & CO.

                                           /s/ Thomas L. Kempner, Jr.
                                           --------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Managing Partner

                                           DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                           By: Davidson Kempner International
                                           Advisors, L.L.C.,
                                           its Investment Manager

                                           /s/ Thomas L. Kempner, Jr.
                                           --------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           SERENA LIMITED
                                           By: Davidson Kempner International
                                           Advisors, L.L.C.,
                                           its Investment Manager

                                           /s/ Thomas L. Kempner, Jr.
                                           --------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 43 OF 47


                                           DAVIDSON KEMPNER HEALTHCARE FUND LP
                                           By:  DK Group LLC,
                                           its General Partner

                                           /s/ Thomas L. Kempner, Jr.
                                           --------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           DAVIDSON KEMPNER HEALTHCARE
                                           INTERNATIONAL LTD.
                                           By:  DK Management Partners LP,
                                           its Investment Manager
                                           By:  DK Stillwater GP LLC, its
                                           general partner

                                           /s/ Thomas L. Kempner, Jr.
                                           --------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           MHD MANAGEMENT CO.

                                           /s/ Thomas L. Kempner, Jr.
                                           --------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Managing Partner

                                           DAVIDSON KEMPNER ADVISERS INC.

                                           /s/ Thomas L. Kempner, Jr.
                                           --------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title:    President

                                           DAVIDSON KEMPNER INTERNATIONAL
                                           ADVISORS, L.L.C.

                                           /s/ Thomas L. Kempner, Jr.
                                           --------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           DK GROUP LLC

                                           /s/ Thomas L. Kempner, Jr.
                                           --------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 44 OF 47


                                           DK MANAGEMENT PARTNERS LP
                                           By:  DK Stillwater GP LLC, its
                                           general partner

                                           /s/ Thomas L. Kempner, Jr.
                                           --------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           DK STILLWATER GP LLC

                                           /s/ Thomas L. Kempner, Jr.
                                           --------------------------
                                           Name:  Thomas L. Kempner, Jr.
                                           Title: Executive Managing Member

                                           /s/ Thomas L. Kempner, Jr.
                                           --------------------------
                                           Thomas L. Kempner, Jr.

                                           /s/ Marvin H. Davidson
                                           --------------------------
                                           Marvin H. Davidson

                                           /s/ Stephen M. Dowicz
                                           --------------------------
                                           Stephen M. Dowicz

                                           /s/ Scott E. Davidson
                                           --------------------------
                                           Scott E. Davidson

                                           /s/ Michael J. Leffell
                                           --------------------------
                                           Michael J. Leffell

                                           /s/ Timothy I. Levart
                                           --------------------------
                                           Timothy I. Levart

                                           /s/ Robert J. Brivio, Jr.
                                           -------------------------
                                           Robert J. Brivio, Jr.

                                           /s/ Eric P. Epstein
                                           -------------------------
                                           Eric P. Epstein

                                           /s/ Anthony A. Yoseloff
                                           -------------------------
                                           Anthony A. Yoseloff

                                           /s/ Avram Z. Friedman
                                           -------------------------
                                           Avram Z. Friedman

                                           /s/ Conor Bastable
                                           -------------------------
                                           Conor Bastable

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 45 OF 47
                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 17, 2009              DAVIDSON KEMPNER PARTNERS
                                       By: MHD Management Co.,
                                       its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       --------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INSTITUTIONAL PARTNERS,
                                       L.P.
                                       By: Davidson Kempner Advisers Inc.,
                                       its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       --------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       M.H. DAVIDSON & CO.

                                       /s/ Thomas L. Kempner, Jr.
                                       --------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                       By: Davidson Kempner International
                                       Advisors, L.L.C.,
                                       its Investment Manager

                                       /s/ Thomas L. Kempner, Jr.
                                       --------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 46 OF 47


                                       SERENA LIMITED
                                       By: Davidson Kempner International
                                       Advisors, L.L.C.,
                                       its Investment Manager

                                       /s/ Thomas L. Kempner, Jr.
                                       --------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DAVIDSON KEMPNER HEALTHCARE FUND LP
                                       By:  DK Group LLC,
                                       its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       --------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DAVIDSON KEMPNER HEALTHCARE
                                       INTERNATIONAL LTD.
                                       By:  DK Management Partners LP,
                                       its Investment Manager
                                       By:  DK Stillwater GP LLC, its general
                                       partner

                                       /s/ Thomas L. Kempner, Jr.
                                       --------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       MHD MANAGEMENT CO.

                                       /s/ Thomas L. Kempner, Jr.
                                       --------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER ADVISERS INC.

                                       /s/ Thomas L. Kempner, Jr.
                                       --------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       DAVIDSON KEMPNER INTERNATIONAL ADVISORS,
                                       L.L.C.

                                       /s/ Thomas L. Kempner, Jr.
                                       --------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 47 OF 47

                                       DK GROUP LLC

                                       /s/ Thomas L. Kempner, Jr.
                                       --------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK MANAGEMENT PARTNERS LP
                                       By:  DK Stillwater GP LLC, its general
                                       partner

                                       /s/ Thomas L. Kempner, Jr.
                                       --------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK STILLWATER GP LLC

                                       /s/ Thomas L. Kempner, Jr.
                                       --------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       /s/ Thomas L. Kempner, Jr.
                                       --------------------------
                                       Thomas L. Kempner, Jr.

                                       /s/ Marvin H. Davidson
                                       --------------------------
                                       Marvin H. Davidson

                                       /s/ Stephen M. Dowicz
                                       --------------------------
                                       Stephen M. Dowicz

                                       /s/ Scott E. Davidson
                                       --------------------------
                                       Scott E. Davidson

                                       /s/ Michael J. Leffell
                                       --------------------------
                                       Michael J. Leffell

                                       /s/ Timothy I. Levart
                                       --------------------------
                                       Timothy I. Levart

                                       /s/ Robert J. Brivio, Jr.
                                       -------------------------
                                       Robert J. Brivio, Jr.

                                       /s/ Eric P. Epstein
                                       --------------------------
                                       Eric P. Epstein

                                       /s/ Anthony A. Yoseloff
                                       --------------------------
                                       Anthony A. Yoseloff

                                       /s/ Avram Z. Friedman
                                       --------------------------
                                       Avram Z. Friedman

                                       /s/ Conor Bastable
                                       --------------------------
                                       Conor Bastable